INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Raritan Bancorp Inc.

We consent to incorporation by reference in the Registration Statement (No. 33-36441) on Form S-8, and the Registration Statement (No. 33-36440) on Form S-8 of Raritan Bancorp Inc. of our report dated January 18, 1996, relating to the consolidated balance sheets of Raritan Bancorp Inc. and subsidiary as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the 1995 Annual Report on Form 10-K of Raritan Bancorp Inc.

Our report contains an explanatory paragraph stating that Raritan
Bancorp Inc. changed its method of accounting for certain investments in debt and equity securities in 1994 and changed its methods of accounting for income taxes and postretirement benefits other than pensions in 1993.

                                 KPMG Peat Marwick LLP

Short Hills, New Jersey
March 27, 1996